Exhibit 21
ADT Inc. (a Delaware corporation)
Significant Subsidiaries

Country	Entity	State
United States	ADT LLC	DE
United States	Prime Security Services Borrower, LLC	DE
United States	Prime Security Services Holdings, LLC	DE
United States	The ADT Security Corporation	DE